EXHIBIT 99.2

CSX
CORPORATION

CSX FLASH
QUARTERLY FINANCIAL REPORT

FOURTH QUARTER 2006

CSX Announces Strong Fourth-Quarter and Full-Year Results

Surface Transportation Highlights:

•	Record fourth quarter revenues and operating income

•	Strong pricing environment and improved customer service

•	Full-year operating ratio below 80%

Jacksonville, Florida (Jan. 22, 2007) – CSX Corporation [NYSE: CSX] today reported fourth quarter 2006 earnings of $347 million, or 75 cents per share. Earnings in the quarter included an 18 cent per-share benefit from: Hurricane Katrina insurance recoveries, a gain on Conrail property included in other income, and the resolution of certain tax matters. Excluding these items, earnings were 57 cents per share, up 10 percent from the same quarter of 2005. (See table below for reconciliation of quarter and full year items to reported numbers.)

“Strong pricing and reliable customer service delivered record fourth quarter financial results in our Surface Transportation businesses,” said Michael Ward, chairman and CEO of CSX Corporation. “In 2006, we achieved a full-year operating ratio below 80% for the first time in nearly a decade and made break-out improvements in our railroad operations.”

The Company’s Surface Transportation businesses posted record fourth quarter revenues of $2.4 billion, an 8 percent increase from the fourth quarter of 2005. The increase was driven by strength in pricing, a growing agricultural market, export demand for coal and continued growth in imports that offset softness in the housing and automotive sectors. Yields increased over 8 percent, with improvements across nearly all markets.

These factors, combined with better operations, resulted in record fourth quarter Surface Transportation operating income of $505 million, including $27 million from insurance recoveries. Excluding the insurance recoveries, operating income was $478 million, a 15 percent increase from the fourth quarter of 2005.

For the full-year, CSX reported earnings per share from continuing operations of $2.82, including the insurance recoveries, the gain on Conrail property and income tax benefits. On a comparable basis, full-year earnings per share were $2.22, a 31% improvement over prior year’s comparable results.

Surface Transportation full-year operating income was $2.1 billion on revenues of $9.6 billion. Excluding gains from insurance recoveries, operating income was $1.96 billion, a 26 percent improvement over prior year.

“These results helped to drive significant value for our shareholders with the company’s stock price increasing 36% for 2006. In addition, we delivered further value in the year by increasing dividends 54% and by repurchasing $465 million of our stock,” said Ward. “In 2007, we expect demand to be strong and our operations to be stronger, and we remain confident in our previous guidance of double-digit growth in operating income, earnings and free cash flow.”

The accompanying

unaudited financial

information should be read in

conjunction with the

company’s most recent

Annual Report on Form

10-K, Quarterly Reports on

Form 10-Q, and any Current

Reports on Form 8-K.

	CSX CORPORATION	CONTACT:
Consolidated Financial Statements ...p.3 Surface Transportation Information....p.7 Other Information..............................p.12	500 Water Street 15th Floor, C900 Jacksonville, FL 32202 http://www.csx.com	INVESTOR RELATIONS David Baggs (904) 359-4812 MEDIA Garrick Francis (904) 359-1708

GAAP RECONCILIATION

(Dollars in millions, except per share amounts)

CSX reports its financial results in accordance with generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP financial measures used to manage the company’s business that fall within the meaning of Regulation G (Disclosure of Non-GAAP Financial Measures) by the Securities and Exchange Commission may provide users of the financial information with additional meaningful comparisons to prior reported results.

	Fourth Quarter		Full Year
	2006	2005	2006	2005
Surface Transportation Operating Income	$ 505	$ 415	$ 2,126	$ 1,549
Less Gain on Insurance Recoveries	(27)	-	(168)	-

Comparable Surface Transportation Operating Income	$ 478	$ 415	$ 1,958	$ 1,549

Earnings Per Share (from continuing operations)	$ 0.75	$ 0.52	$ 2.82	$ 1.59
Less Gain on Insurance Recoveries After Tax	(0.04)	-	(0.22)	-
Less Gain on Conrail Property After Tax	(0.06)	-	(0.06)	-
Less Income Tax Benefits	(0.08)	-	(0.32)	(0.16)
Plus Debt Repurchase Expense After Tax	-	-	-	0.27

Comparable Earnings Per Share (from continuing operations)	$ 0.57	$ 0.52	$ 2.22	$ 1.70

CSX Corporation, based in Jacksonville, Fla., is a leading transportation company providing rail, intermodal and rail-to-truck transload services. The company’s transportation network spans approximately 21,000 miles with service to 23 eastern states and the District of Columbia, and connects to more than 70 ocean, river and lake ports.

This earnings announcement, as well as a package of detailed financial information, is contained in the CSX Flash report available on the company’s Web site at www.csx.com and on Form 8-K with the Securities and Exchange Commission (SEC).

CSX executives will conduct a quarterly earnings conference call with the investment community on Jan. 23, 2007 at 11 a.m. ET. Investors, media and the public may listen to the conference call by dialing 888-327-6279 (888-EARN-CSX) and asking for the CSX earnings call. (Callers outside the U.S., dial 773-756-0199). Participants should dial in 10 minutes prior to the call.

A webcast of the live conference call will be available at www.csx.com in the Investors section. Following the earnings call, an internet replay of the presentation will be available. In addition, the replay will be available for download to a portable audio player or computer as an MP3 - or podcast - file. Both the replay and MP3 file can be found at www.csx.com in the Investors section and will be archived on the site for at least 30 days following the call for those unable to listen in real time.

###

This press release and other statements by the company contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, cost-savings, expenses, or other financial items; statements of management’s plans, strategies and objectives for future operation, and management’s expectations as to future performance and operations and the time by which objectives will be achieved; statements concerning proposed new products and services; and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “project,” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company does update any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others: (i) the company’s success in implementing its financial and operational initiatives, (ii) changes in domestic or international economic or business conditions, including those affecting the rail industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; and (v) the outcome of claims and litigation involving or affecting the company.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company’s SEC reports, accessible on the SEC’s website at www.sec.gov and the company’s website at www.csx.com.

CSX Corporation

CONSOLIDATED STATEMENT OF EARNINGS

(Dollars in Millions, Except Per Share Amounts)

		(Unaudited)			(Unaudited)
		Quarters Ended			Years Ended

		Dec. 29, 2006	Dec. 30, 2005	$ Change	Dec. 29, 2006	Dec. 30, 2005	$ Change

Surface	Revenue	$2,396	$2,219	$177	$9,566	$8,618	$948
Transportation	Expense
	Labor and Fringe	753	731	22	2,922	2,856	66
	Materials, Supplies and Other	480	416	64	1,889	1,784	105
	Depreciation	216	208	8	856	818	38
	Fuel	271	240	31	1,112	783	329
	Equipment and Other Rents	121	132	(11)	512	533	(21)
	Inland Transportation	61	60	1	242	230	12
	Conrail Rents, Fees and Services	16	17	(1)	75	65	10
	Gain on Insurance Recoveries (Note a)	(27)	-	(27)	(168)	-	(168)

	Total Expense	1,891	1,804	87	7,440	7,069	371

	Surface Transportation Operating Income	505	415	90	2,126	1,549	577

	Other Operating Income (Expense)	2	(3)	5	12	1	11

Consolidated	Consolidated Operating Income	507	412	95	2,138	1,550	588

	Other Income - Net	62	62	-	95	101	(6)
	Debt Repurchase Expense (Note b)	-	-	-	-	(192)	192
	Interest Expense	(99)	(99)	-	(392)	(423)	31

	Earnings From Continuing Operations Before Income Taxes	470	375	95	1,841	1,036	805
	Income Tax Expense (Note c)	(123)	(138)	15	(531)	(316)	(215)

	Earnings From Continuing Operations	347	237	110	1,310	720	590

	Discontinued Operations - Net of Tax (Note d)	-	-	-	-	425	(425)

	Net Earnings	$347	$237	$110	$1,310	$1,145	$165

Earnings Per Common Share	Earnings Per Share, Assuming Dilution:
	From Continuing Operations	$0.75	$0.52	$0.23	$2.82	$1.59	$1.23
	Discontinued Operations	-	-	-	-	0.93	(0.93)

	Net Earnings	$0.75	$0.52	$0.23	$2.82	$2.52	$0.30

	Average Diluted Common Shares Outstanding (Thousands)	463,524	459,943		465,934	456,047

	Cash Dividends Paid Per Common Share	$0.10	$0.07		$0.33	$0.22

All share and per share data has been retroactively restated to reflect the stock split.

See accompanying Notes to Consolidated Financial Statements on page 6.

CSX Corporation

CONSOLIDATED BALANCE SHEET

(Dollars in Millions)

		(Unaudited) Dec. 29, 2006	Dec. 30, 2005

Assets	Cash and Cash Equivalents	$461	$309
	Short-term Investments	439	293
	Accounts Receivable - Net	1,174	1,202
	Materials and Supplies	204	199
	Deferred Income Taxes	251	225
	Other Current Assets	143	144

	Total Current Assets	2,672	2,372

	Properties	27,715	26,538
	Accumulated Depreciation	(6,792)	(6,375)

	Properties - Net	20,923	20,163

	Investment in Conrail	607	603
	Affiliates and Other Companies	336	304
	Other Long-term Assets	591	790

	Total Assets	$25,129	$24,232

Liabilities and	Accounts Payable	$974	$954
Shareholders’ Equity	Labor and Fringe Benefits Payable	495	565
	Casualty, Environmental and Other Reserves	253	311
	Current Maturities of Long-term Debt	592	936
	Short-term Debt	8	1
	Income and Other Taxes Payable	114	102
	Other Current Liabilities	86	110

	Total Current Liabilities	2,522	2,979

	Casualty, Environmental and Other Reserves	668	653
	Long-term Debt	5,362	5,093
	Deferred Income Taxes	6,110	6,082
	Other Long-term Liabilities	1,526	1,471

	Total Liabilities	16,188	16,278

	Shareholders’ Equity:
	Common Stock $1 Par Value	438	436
	Other Capital	1,468	1,533
	Retained Earnings	7,428	6,262
	Accumulated Other Comprehensive Loss	(393)	(277)

	Total Shareholders’ Equity	8,941	7,954

	Total Liabilities and Shareholders’ Equity	$25,129	$24,232

Common Stock and Other Capital have been retroactively restated to reflect the stock split.

See accompanying Notes to Consolidated Financial Statements on page 6.

CSX Corporation

CONSOLIDATED CASH FLOW STATEMENT

(Dollars in Millions)

		Years Ended

		(Unaudited) Dec. 29, 2006	Dec. 30, 2005

Operating Activities	Net Earnings	$1,310	$1,145
	Adjustments to Reconcile Net Earnings to Net Cash Provided:
	Depreciation	867	833
	Deferred Income Taxes	42	(46)
	Gain on Sale of International Terminals - Net of Tax	-	(428)
	Gain on Insurance Recoveries	(168)	-
	Insurance Proceeds	121	29
	Gain on Conrail (After Tax)	(26)	-
	Other Operating Activities	5	(141)
	Changes in Operating Assets and Liabilities:
	Accounts Receivable	(33)	(44)
	Other Current Assets	96	(29)
	Accounts Payable	51	54
	Income and Other Taxes Payable	(103)	(402)
	Other Current Liabilities	(104)	139

	Net Cash Provided by Operating Activities	2,058	1,110

Investing Activities	Property Additions	(1,639)	(1,136)
	Insurance Proceeds	147	41
	Net Proceeds from Sale of International Terminals	-	1,108
	Purchase of Minority Interest in International
	Terminals Subsidiary	-	(110)
	Purchase of Short-term Investments	(1,412)	(2,601)
	Proceeds from Sales of Short-term Investments	1,290	2,634
	Other Investing Activities	4	28

	Net Cash (Used in) Provided by Investing Activities	(1,610)	(36)

Financing Activities	Short-term Debt - Net	7	(99)
	Long-term Debt Issued	471	105
	Long-term Debt Repaid	(546)	(1,283)
	Dividends Paid	(145)	(93)
	Stock Options Exercised	319	98
	Shares Repurchased	(465)	-
	Other Financing Activities	63	(15)

	Net Cash Used in Financing Activities	(296)	(1,287)

Cash and Cash Equivalents	Net Increase (Decrease) in Cash and Cash Equivalents	152	(213)
	Cash and Cash Equivalents at Beginning of Period	309	522

	Cash and Cash Equivalents at End of Period	$461	$309

See accompanying Notes to Consolidated Financial Statements on page 6.

CSX Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Prior periods have been reclassified to conform to the current year presentation.

(a)	Gain on Insurance Recoveries:

In the fourth quarter of 2006, CSX recognized a gain of $27 million before tax, or $17 million after tax, on insurance recoveries from claims related to Hurricane Katrina. For the year 2006 the gain was $168 million before tax or $104 million after tax. The gain represents insurance recoveries related to property damage and lost profits. Additional gains are expected in future periods as more cash is collected.

(b)	Debt Repurchase Expense:

In the second quarter of 2005, CSX repurchased $1.0 billion of outstanding debt. CSX recognized $192 million of before-tax costs, or $123 million of after-tax costs, to repurchase the debt, which primarily reflected the increase in current market value above original issue value.

(c)	Income Tax:

•	In the fourth quarter of 2006, CSX recognized an income tax benefit of $41 million principally related to the resolution of 1997 – 1998 federal income tax audits.

•	For the year 2006, CSX recognized $151 million of income tax benefits, principally related to the resolution of federal income tax audits and other tax matters.

•

In the second quarter of 2005, Ohio enacted legislation to gradually eliminate its corporate franchise tax. This legislative change resulted in an income tax benefit of $71 million associated with eliminating deferred income tax liabilities.

(d)	Discontinued Operations:

In the first quarter of 2005, CSX sold its International Terminals business for net cash proceeds of $998 million. As a result, CSX recognized earnings from discontinued operations of $425 million after tax, which included $428 million of after tax gain on sale and a $3 million after tax first quarter 2005 loss on operations of the International Terminals business.

(e)	Stock Split:

In 2006, CSX’s Board of Directors approved and distributed a two-for-one split of the Company’s common stock. All share and per share data have been retroactively restated to reflect the stock split.

CSX Corporation

SURFACE TRANSPORTATION DETAIL (Unaudited)

(Dollars in Millions)

Quarters Ended December 29, 2006 and December 30, 2005

	Rail		Intermodal		Surface Transportation
	2006	2005	2006	2005	2006	2005	$ Change
Revenue	$2,038	$1,853	$358	$366	$2,396	$2,219	$177
Expense
Labor and Fringe	731	711	22	20	753	731	22
Materials, Supplies and Other	431	364	49	52	480	416	64
Depreciation	206	198	10	10	216	208	8
Fuel	271	240	-	-	271	240	31
Equipment and Other Rents	89	96	32	36	121	132	(11)
Inland Transportation	(116)	(115)	177	175	61	60	1
Conrail Rents, Fees and Services	16	17	-	-	16	17	(1)
Gain on Insurance Recoveries	(27)	-	-	-	(27)	-	(27)

Total Expense	1,601	1,511	290	293	1,891	1,804	87

Surface Transportation Operating Income	$437	$342	$68	$73	$505	$415	$90

Surface Transportation Operating Ratio	78.6%	81.5%	81.0%	80.1%	78.9%	81.3%

Other Operating Income					$2	$(3)

Consolidated Operating Income					$507	$412

Years Ended December 29, 2006 and December 30, 2005

	Rail		Intermodal		Surface Transportation
	2006	2005	2006	2005	2006	2005	$ Change
Revenue	$8,154	$7,256	$1,412	$1,362	$9,566	$8,618	$948
Expense
Labor and Fringe	2,840	2,777	82	79	2,922	2,856	66
Materials, Supplies and Other	1,697	1,584	192	200	1,889	1,784	105
Depreciation	818	779	38	39	856	818	38
Fuel	1,112	783	-	-	1,112	783	329
Equipment and Other Rents	382	400	130	133	512	533	(21)
Inland Transportation	(462)	(433)	704	663	242	230	12
Conrail Rents, Fees and Services	75	65	-	-	75	65	10
Gain on Insurance Recoveries	(166)	-	(2)	-	(168)	-	(168)

Total Expense	6,296	5,955	1,144	1,114	7,440	7,069	371

Surface Transportation Operating Income	$1,858	$1,301	$268	$248	$2,126	$1,549	$577

Surface Transportation Operating Ratio	77.2%	82.1%	81.0%	81.8%	77.8%	82.0%

Other Operating Income					$12	$1

Consolidated Operating Income					$2,138	$1,550

CSX Corporation

SURFACE TRANSPORTATION VOLUME AND REVENUE (Unaudited)

Volume (Thousands); Revenue (Dollars in Millions); Revenue Per Unit (Dollars)

Quarters Ended December 29, 2006, and December 30, 2005

	Volume			Revenue			Revenue Per Unit

	2006	2005	% Change	2006	2005	% Change	2006	2005	% Change

Chemicals	126	127	(1)%	$297	$274	8%	$2,357	$2,157	9%
Emerging Markets	123	122	1	138	124	11	1,122	1,016	10
Forest Products	95	106	(10)	188	183	3	1,979	1,726	15
Agricultural Products	103	90	14	184	147	25	1,786	1,633	9
Metals	84	88	(5)	160	150	7	1,905	1,705	12
Phosphates and Fertilizers	87	99	(12)	89	87	2	1,023	879	16
Food and Consumer	57	61	(7)	116	115	1	2,035	1,885	8

Total Merchandise	675	693	(3)	1,172	1,080	9	1,736	1,558	11

Coal	445	429	4	574	500	15	1,290	1,166	11
Coke and Iron Ore	26	21	24	30	21	43	1,154	1,000	15

Total Coal	471	450	5	604	521	16	1,282	1,158	11

Automotive	112	125	(10)	210	225	(7)	1,875	1,800	4

Other	-	-	-	52	27	93	-	-	-

Total Rail	1,258	1,268	(1)	2,038	1,853	10	1,620	1,461	11

International	315	310	2	142	138	3	451	445	1
Domestic	237	240	(1)	204	217	(6)	861	904	(5)
Other	-	-	-	12	11	9	-	-	-

Total Intermodal	552	550	-	358	366	(2)	649	665	(2)

Total Surface Transportation	1,810	1,818	- %	$2,396	$2,219	8%	$1,324	$1,221	8%

Years Ended December 29, 2006, and December 30, 2005

	Volume			Revenue			Revenue Per Unit

	2006	2005	% Change	2006	2005	% Change	2006	2005	% Change

Chemicals	528	533	(1)%	$1,210	$1,089	11%	$2,292	$2,043	12%
Emerging Markets	524	505	4	580	513	13	1,107	1,016	9
Forest Products	404	439	(8)	773	717	8	1,913	1,633	17
Agricultural Products	397	357	11	681	550	24	1,715	1,541	11
Metals	364	361	1	673	570	18	1,849	1,579	17
Phosphates and Fertilizers	362	444	(18)	354	351	1	978	791	24
Food and Consumer	245	249	(2)	477	438	9	1,947	1,759	11

Total Merchandise	2,824	2,888	(2)	4,748	4,228	12	1,681	1,464	15

Coal	1,798	1,726	4	2,259	1,992	13	1,256	1,154	9
Coke and Iron Ore	94	83	13	119	88	35	1,266	1,060	19

Total Coal	1,892	1,809	5	2,378	2,080	14	1,257	1,150	9

Automotive	463	488	(5)	847	844	-	1,829	1,730	6

Other	-	-	-	181	104	74	-	-	-

Total Rail	5,179	5,185	-	8,154	7,256	12	1,574	1,399	13

International	1,281	1,274	1	580	545	6	453	428	6

Domestic	898	891	1	786	766	3	875	860	2
Other	-	-	-	46	51	(10)	-	-	-

Total Intermodal	2,179	2,165	1	1,412	1,362	4	648	629	3

Total Surface Transportation	7,358	7,350	- %	$9,566	$8,618	11%	$1,300	$1,173	11%

CSX Corporation

REVENUE

Rail Operating Revenue

Fourth quarter 2006 Surface Transportation revenue represents the 19th consecutive quarter of year-over-year revenue gains. Continued traffic re-pricing was the primary driver of revenue-per-unit gains.

Merchandise

Chemicals – A strong pricing environment continued to be the primary driver of gains in revenue and revenue per unit. Weakness in plastics volumes offset strengths in petroleum products such as propane.

Emerging Markets – Increased revenue was supported by growth in shipments of rock and minerals. Highway construction remained steady in many coastal markets that are still rebuilding from last year’s hurricanes. Revenue per unit improved due to strong pricing actions.

Forest Products – Emphasis on more profitable shipments continued to produce strong revenue and revenue-per-unit growth across all forest product markets. Building products and printing paper shipments slowed due to decreased demand.

Agricultural Products – High demand in feed grain, soybean, ethanol, and export shipments supported revenue per unit increases across all agricultural product markets.

Metals – Revenue and revenue per unit increased due to continued pricing gains. However, volumes declined as a result of lower demand in the automotive sector. The resulting high inventory levels have driven mills to reduce output in an attempt to re-balance supply with demand.

Phosphates and Fertilizers – The increase in offshore phosphate production and the closure of domestic phosphate plants in the fourth quarter of 2005 and the first quarter of 2006 reduced U.S. production. This volume loss was offset by price gains in other fertilizer markets.

Food and Consumer – Revenue per unit increased due to volume growth in alcoholic beverages and strong pricing actions, which were offset by market softness in building products and perishables as well as volume declines in the appliance market.

Coal

Revenue and volume improved due to increased shipments to utilities in the Southeastern United States and increased export volumes. Revenue per unit increased due to the continued favorable pricing environment. Utility inventories are believed to be at target levels.

Automotive

As a result of reduced automobile production in North America, automotive volume has continued to decrease primarily driven by a decline of truck and sport utility vehicle demand. However, these volume declines were partially offset by revenue per unit gains driven by pricing activity.

Intermodal

International – Volume increased due to continued growth of imported consumer goods from Asia. Revenue per unit improvement was driven by the favorable pricing environment, offset by lower fuel surcharge revenue.

Domestic – Volume decreased as a result of weaker demand in the wholesale market and a modal shift in the parcel business. Increases in shorter haul truckload business and repositioning of empty containers only partially offset these volume losses. This change in the mix of traffic along with a lower fuel surcharge rate, had a negative impact on revenue per unit.

CSX Corporation

EXPENSE

Surface Transportation expenses increased $87 million from last year’s fourth quarter. Significant variances are described below.

Labor and Fringe expenses increased $22 million primarily due to wage and benefit inflation. Also included were higher incentive compensation costs and higher staffing which was partially offset by productivity gains.

Materials, Supplies and Other expenses increased $64 million. The primary drivers are net favorable casualty reserve and other adjustments recognized in the prior year as well as current year inflation.

Depreciation expense increased $8 million due to a larger asset base related to higher capital spending.

Fuel expense increased $31 million driven by a reduction in hedge benefits from the expiration of the fuel hedge program, offset by lower fuel prices.

Equipment and Other Rent expenses decreased $11 million driven by lower volumes in some markets, as well as improvement in operational fluidity, which drove improvements in asset utilization.

Gain on Insurance Recoveries of $27 million represented cash received for lost profits and higher replacement value of property compared to the value of the property that was damaged, after consideration of the company’s insurance deductible.

CSX Corporation

RAIL OPERATING STATISTICS (Estimated)

		Fourth Quarter			Year

		2006	2005	% Change	2006	2005	% Change

Coal	Domestic:
(Millions of Tons)	Utility	38.6	38.1	1%	158.4	149.8	6%
	Other	5.5	5.2	6	20.8	21.3	(2)

	Total Domestic	44.1	43.3	2	179.2	171.1	5
	Export	3.8	2.4	58	13.3	12.4	7

	Total	47.9	45.7	5	192.5	183.5	5

Revenue Ton-Miles	Merchandise	34.0	34.1	-	139.2	136.8	2
(Billions)	Automotive	2.1	2.3	(9)	8.2	8.6	(5)
	Coal	21.1	20.1	5	84.8	81.2	4
	Intermodal	5.2	5.5	(5)	20.9	20.8	-

	Total	62.4	62.0	1	253.1	247.4	2

Gross Ton-Miles	Total Gross Ton-Miles
(Billions)	(Excludes locomotive gross ton-miles)	117.6	116.3	1	472.3	463.7	2

Service Measurements	Personal Injury Frequency Index (Per 200,000 Man Hours)	1.32	1.46	10	1.39	1.77	21
	FRA Train Accidents Frequency (Per Million Train Miles)	3.48	4.14	16	3.35	4.41	24

	On-Time Originations	76.4%	55.9%	37	76.0%	51.1%	49
	On-Time Arrivals	65.9%	43.5%	51	62.7%	40.1%	56

	Average System Dwell Time (Hours) (a)	24.7	29.6	17	25.6	29.7	14
	Average Total Cars- On-Line	225,780	230,172	2	224,680	233,118	4
	Average Velocity, All Trains (Miles Per Hour)	19.8	18.8	5	19.8	19.2	3
	Average Recrews (Per Day)	60	78	23	59	68	13%

Resources	Route Miles	21,114	21,357	(1)
	Locomotives (Owned and long-term leased)	3,851	3,788	2
	Freight Cars (Owned and long-term leased)	101,602	103,544	(2)%

(a) In October 2005, the Association of American Railroads adopted a new dwell calculation in an effort to standardize reporting across U.S. railroads. Beginning in 2007 and going forward, CSXT will adopt this new method. If CSXT had used this new method in the fourth quarter and year 2006, average system dwell time would have been 24.3 and 25.1 hours for those periods, respectively.

SURFACE TRANSPORTATION FUEL STATISTICS

	Fourth Quarter		Year
	2006	2005	2006	2005

Diesel No. 2:
Estimated Fuel Consumption (Millions of Gallons)	149.6	149.7	597.7	595.5
Price Per Gallon—Net of Fuel Hedge Benefits (Dollars)	$ 1.8115	$1.6032	$ 1.8605	$ 1.3149
Impact of Year-to-Year Price Variance on Operating Expense (Dollars in Millions)	$ (31)		$ (326)

CSX Corporation

OTHER INCOME (EXPENSE) (Unaudited)

	Quarters Ended			Years Ended

	Dec. 29, 2006	Dec. 30, 2005	$Change	Dec. 29, 2006	Dec. 30, 2005	$Change

Interest Income	$12	$8	$4	$41	$38	$3
Income from Real Estate and Resort Operations (a)	18	59	(41)	24	85	(61)
Gain on Conrail Property (After Tax) (b)	26	-	26	26	-	26
Minority Interest Expense	(5)	(5)	-	(21)	(19)	(2)
Miscellaneous (c)	11	-	11	25	(3)	28

Total	$62	$62	$-	$95	$101	$(6)

(a)

Income from Real Estate and Resort Operations includes the results of operations from CSX Hotels, Inc., a resort doing business as The Greenbrier, located in White Sulphur Springs, West Virginia, as well as the results of the company’s real estate sales, leasing, acquisition, and management and development activities. The change in income from these activities decreased primarily due to prior year real estate sales.

(b)	This item represents a non-cash gain on additional Conrail property received.

(c)	Miscellaneous income increased for the fourth quarter of 2006 primarily due to improved performance and other items from several other CSX owned or partially owned companies.

EMPLOYEE COUNTS (Estimated)

	November 2006	November 2005	Change

Surface Transportation
Rail	33,042	32,537	505
Intermodal	1,047	1,054	(7)
Technology and Corporate	579	562	17

Total Surface Transportation	34,668	34,153	515

Other	1,582	1,473	109

Total	36,250	35,626	624